Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-263034

Thermo Fisher Scientific Inc.

Term Sheet

October 14, 2022

0.853% Senior Notes due 2025
1.054% Senior Notes due 2027
1.279% Senior Notes due 2029
1.490% Senior Notes due 2032
2.069% Senior Notes due 2042
2.382% Senior Notes due 2052

Issuer:	Thermo Fisher Scientific Inc.

Legal Format:	SEC Registered

Security:
0.853% Senior Notes due 2025 (the “2025 Notes”)
1.054% Senior Notes due 2027 (the “2027 Notes”)
1.279% Senior Notes due 2029 (the “2029 Notes”)
1.490% Senior Notes due 2032 (the “2032 Notes”)
2.069% Senior Notes due 2042 (the “2042 Notes”)
2.382% Senior Notes due 2052 (the “2052 Notes”)

Principal Amount:	¥22,300,000,000 (2025 Notes) ¥28,900,000,000 (2027 Notes) ¥4,700,000,000 (2029 Notes) ¥6,300,000,000 (2032 Notes) ¥14,600,000,000 (2042 Notes) ¥33,300,000,000 (2052 Notes)

Maturity Date:
October 20, 2025 (2025 Notes)
October 20, 2027 (2027 Notes)
October 19, 2029 (2029 Notes) (short last coupon)
October 20, 2032 (2032 Notes)
October 20, 2042 (2042 Notes)
October 18, 2052 (2052 Notes) (short last coupon)

Coupon (Interest Rate):
0.853% per annum, paid semi-annually (2025 Notes)
1.054% per annum, paid semi-annually (2027 Notes)
1.279% per annum, paid semi-annually (2029 Notes)
1.490% per annum, paid semi-annually (2032 Notes)
2.069% per annum, paid semi-annually (2042 Notes)
2.382% per annum, paid semi-annually (2052 Notes)

Mid-Swaps Yield:
0.153% equivalent to 3-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places  (2025 Notes)
0.254% equivalent to 5-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places  (2027 Notes)
0.379% equivalent to 7-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places  (2029 Notes)
0.540% equivalent to 10-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places  (2032 Notes)
1.019% equivalent to 20-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places  (2042 Notes)
1.232% equivalent to 30-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places  (2052 Notes)

Spread to Mid-Swap:	+70 basis points (2025 Notes) +80 basis points (2027 Notes) +90 basis points (2029 Notes) +95 basis points (2032 Notes) +105 basis points (2042 Notes) +115 basis points (2052 Notes)

Yield to Maturity:	0.853% (2025 Notes) 1.054% (2027 Notes) 1.279% (2029 Notes) 1.490% (2032 Notes) 2.069% (2042 Notes) 2.382% (2052 Notes)

Interest Payment Dates:
April 20 and October 20 of each year, commencing on April 20, 2023 (2025 Notes)
April 20 and October 20 of each year, commencing on April 20, 2023 (2027 Notes)
April 20 and October 20 of each year, commencing on April 20, 2023 (2029 Notes), except that the final interest payment date in 2029 shall be the maturity date
April 20 and October 20 of each year, commencing on April 20, 2023 (2032 Notes)
April 20 and October 20 of each year, commencing on April 20, 2023 (2042 Notes)
April 20 and October 20 of each year, commencing on April 20, 2023 (2052 Notes), except that the final interest payment date in 2052 shall be the maturity date

Day Count Convention:	30/360

Business Day Convention:	Following

Business Days:	New York, Tokyo and London

Price to Public (Issue Price):	100.000% (2025 Notes) 100.000% (2027 Notes) 100.000% (2029 Notes) 100.000% (2032 Notes) 100.000% (2042 Notes) 100.000% (2052 Notes)

Underwriting Discount:	0.300% (2025 Notes) 0.350% (2027 Notes) 0.400% (2029 Notes) 0.450% (2032 Notes) 0.700% (2042 Notes) 0.800% (2052 Notes)

Net Proceeds, Before Expenses, to Issuer:	¥109,516,200,000

Settlement Date:	October 20, 2022 (T+4 Tokyo business days)

Trade Date:	October 14, 2022

Current Ratings*:	Moody’s: A3 (Stable) S&P: A- (Stable) Fitch: BBB+ (Stable)

Currency of Payment:
All payments of principal of, and premium, if any, and interest on, the notes, including any payments made upon any redemption of the notes, will be made in yen. If the yen is unavailable to the issuer due to the imposition of exchange controls or other circumstances beyond the issuer’s control, then all payments in respect of the notes will be made in U.S. dollars until the yen is again available to the issuer.

Denominations:	¥100,000,000 x ¥10,000,000

ISIN / Common Code:
XS2548076053 / 254807605 (2025 Notes)
XS2548076301 / 254807630 (2027 Notes)
XS2548077457 / 254807745 (2029 Notes)
XS2548077531 / 254807753 (2032 Notes)
XS2548078182 / 254807818 (2042 Notes)
XS2548078265 / 254807826 (2052 Notes)

Listing:	None.

Joint Book-Running Managers:	Citigroup Global Markets Limited Mizuho Securities USA LLC MUFG Securities EMEA plc SMBC Nikko Securities America, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.  Credit ratings are subject to change depending on financial and other factors.

We expect that delivery of the notes will be made to investors on or about October 20, 2022, which will be the fourth Tokyo business day following the date of the pricing of the notes. Under the E.U. Central Securities Depositaries Regulation, trades in the secondary market generally are required to settle in two business days unless the parties to such trade expressly agree otherwise. Also under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to October 20, 2022 will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The offering is being made pursuant to an effective registration statement on Form S-3 (including a prospectus) filed with the U.S. Securities and Exchange Commission (the “SEC”).  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the joint book-running managers can arrange to send you the prospectus if you request it by calling Citigroup Global Markets Limited toll-free at 1-800-831-9146, Mizuho Securities USA LLC toll-free at 1-866-271-7403, MUFG Securities EMEA plc toll-free at +44-20-7577-2206 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

UK MiFIR professionals / ECPs-only / No UK PRIIPs KID – Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in UK.